Exhibit 99.1
AMERICAN REPROGRAPHICS COMPANY ANNOUNCES SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS
WALNUT CREEK, California (April 2, 2009) — American Reprographics Company (NYSE: ARP), the nation’s leading provider of reprographics services and technology, today announced that the Audit Committee of its Board of Directors approved the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2009. The change followed a comprehensive search process initiated by the Company earlier in the year and was approved by the Audit Committee on March 27, 2009. Deloitte replaces PricewaterhouseCoopers LLP, which had previously served as the Company’s independent auditors.
“We are grateful for the guidance PwC provided to us, ensuring that ARC was on the right track from its earliest days as a public company,” said K. “Suri” Suriyakumar, Chairman, President and CEO of American Reprographics Company. “The quality of their audit has been excellent, and we’ve had no disagreements on accounting issues, disclosure or auditing standards. The current economic environment, however, required a thorough review of all our key independent service providers and, as a result, the Board concluded that Deloitte was the best choice to provide audit services for the company going forward.”
About Deloitte
Deloitte provides audit, tax, consulting, and financial advisory services to public and private clients spanning multiple industries. With a globally connected network of member firms in 140 countries, Deloitte brings world-class capabilities and deep local expertise to help clients succeed wherever they operate.
About American Reprographics Company
American Reprographics Company is the leading reprographics company in the United States providing business-to-business document management technology and services to the architectural, engineering and construction, or AEC industries. The Company provides these services to companies in non-AEC industries, such as technology, financial services, retail, entertainment, and food and hospitality, which also require sophisticated document management services. American Reprographics Company provides its core services through its suite of reprographics technology products, a network of hundreds of locally-branded reprographics service centers across the U.S., on-site at more than 5,000 customer locations, and through UDS, a joint-venture company headquartered in Beijing, China. The Company’s service centers are arranged in a hub and satellite structure and are digitally connected as a cohesive network, allowing the provision of services both locally and nationally to more than 160,000 active
Contact:
David Stickney
VP of Corporate Communications
Phone: 925-949-5100
Email: davidstickney@e-arc.com